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Exhibit 23

Consent of Independent Auditors

        We consent to the incorporation by reference in the following Registration Statements of Providian Financial Corporation of our report dated January 19, 2004, with respect to the consolidated financial statements of Providian Financial Corporation incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2003.

        Registration Statement No. 333-99475 on Form S-3, as amended (pertaining to the Providian Financial Corporation Dividend Reinvestment and Direct Stock Purchase Plan).

        Registration Statement No. 333-55937 on Form S-3 (pertaining to the registration of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts, stock purchase units, preferred securities, guarantees and other units).

        Registration Statement No. 333-28767 on Form S-8, as amended (pertaining to the Providian Financial Corporation 1997 Stock Option Plan and the Providian Financial Corporation Stock Ownership Plan).

        Registration Statement No. 333-57409 on Form S-8 (pertaining to the Providian Financial Corporation 1997 Employee Stock Purchase Plan).

        Registration Statement No. 333-81893 on Form S-8, as amended (pertaining to the Providian Financial Corporation 1999 Non-Officer Equity Incentive Plan).

        Registration Statement No. 333-33806 on Form S-8 (pertaining to the Providian Financial Corporation 401(k) Plan).

                      /s/ Ernst & Young LLP

San Francisco, California
March 11, 2004

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  Exhibit 23
Consent of Independent Auditors